Exhibit 99

FOR IMMEDIATE RELEASE

April 27, 2011

THE EASTERN COMPANY REPORTS RESULTS
FOR THE FIRST QUARTER OF 2011

Naugatuck, CT–The Eastern Company (NYSE Amex - EML) today announced the results of its operations for the first quarter of 2011. Sales for the quarter were $33.2 million, compared to $31.0 million for the same period in 2010, a 7% increase. Net Income for the first quarter was $1.1 million, or $0.18 per diluted share, compared to $1.0 million, or $0.16 per diluted share that was reported in the first quarter of 2010.

Leonard F. Leganza, Chairman, President and CEO stated, “We are encouraged with what appears to be continuing economic improvement and pleased with the results we were able to achieve in the first quarter of 2011.  All three of our business segments experienced increased sales compared to the first quarter of 2010.  We continue to have confidence in our 2011 business plans and anticipate overall improvements in sales and earnings in the current year.”

Mr. Leganza continued, “Our new composite panel facility in Tillsonburg, Ontario, Canada is nearing completion and we expect to begin shipping product during the second quarter of 2011.  The initial product to be manufactured at this new location will be a newly developed lightweight panel which will be a component used as part of an interactive electronic board product.”

Mr. Leganza further stated, “Our Greenwald division has recently completed the first installation of its new FlashCash contactless and wireless cash payment system in a laundromat located in Connecticut.  We are very optimistic about the potential of this new system.”

Mr. Leganza continued, “As the economy continues to improve, the Company is well positioned to grow in the many markets we serve.  In addition, we have continued to develop new products and innovate new applications for existing products wherever possible.”

Mr. Leganza concluded, “The focus and emphasis we have placed on liquidity and cash flow during the recent economic uncertainties have kept the Company in solid financial position, with a strong current ratio at the end of the first quarter of 2011.  We expect our current liquidity plans to be sufficient to support our dividend policy, meet our debt service requirements and replace or upgrade capital equipment as needed.”

The Eastern Company is a 153-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from eleven locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products enables it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Consolidated Statement of Operations (unaudited)

THE EASTERN COMPANY (NYSE Amex - EML)

	THREE Months Ended

	April 2, 2011	April 3, 2010
Net Sales	$ 33,188,612	$ 30,954,555

Net (Loss) Income After Tax	1,098,174	1,009,660

Net (Loss) Income Per Share:
Basic	$ 0.18	$ 0.17
Diluted	$ 0.18	$ 0.16

Weighted average
shares outstandings:
Basic	6,162,711	6,065,256
Diluted	6,213,069	6,190,327